EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK
SAN JUAN, PUERTO RICO - February 18, 2021 - EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors (the “Board”) declared a regular quarterly dividend of $0.05 per share to be paid on March 26, 2021 to stockholders of record as of March 1, 2021.
EVERTEC’s Board anticipates declaring this dividend in future quarters on a regular basis; however, future declarations are subject to the Board's approval and may be adjusted as business needs or market conditions change.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com